Cameron Highway Oil Pipeline Completes Financing

Houston, Texas (Thursday, December 15, 2005) – Enterprise Products Partners L.P. (NYSE: “EPD”) and Valero Energy Corporation (NYSE: “VLO”) announced today that their jointly owned venture, Cameron Highway Oil Pipeline, has successfully completed the private issuance of $415 million of non-recourse, Series A and B senior secured notes due 2017 to certain qualified institutional buyers. The notes issued by Cameron Highway consist of $365 million of Series A notes with a fixed-rate coupon of 5.86 percent and a maturity date of December 15, 2017; and $50 million of Series B floating rate notes with a variable-rate coupon based on LIBOR plus 1.00 percent with the same terms as the Series A notes.

Proceeds from the issuance of the senior secured notes were used to refinance the existing $415 million term loan that was scheduled to mature in 2006.

The Cameron Highway notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act.

Cameron Highway Oil Pipeline System, jointly owned by affiliates of Enterprise and Valero, is a 380-mile 24- and 30-inch pipeline, with capacity to deliver up to 500,000 barrels per day of crude oil from developments in the Gulf of Mexico to the major refining markets along the Texas Gulf Coast located in Port Arthur and Texas City.

Enterprise Products Partners L.P. is one of the largest publicly traded energy partnerships with an enterprise value of approximately $14 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs and crude oil. Enterprise transports natural gas, NGLs and crude oil through 32,500 miles of onshore and offshore pipelines and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: “EPE”). For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com

Valero Energy Corporation is a Fortune 500 company based in San Antonio, with approximately 22,000 employees and expected annual revenue of more than $75 billion.

The company owns and operates 18 refineries throughout the United States, Canada and the Caribbean with a combined throughput capacity of approximately 3.3 million barrels per day, making it the largest refiner in North America. Valero is also one of the nation’s largest retail operators with approximately 5,000 retail and branded wholesale outlets in the United States, Canada and the Caribbean under various brand names including Valero, Diamond Shamrock, Shamrock, Ultramar, and Beacon. Please visit www.valero.com for more information.

Contact for Enterprise: Randy Burkhalter, Investor Relations, Enterprise Products Partners L.P., (713) 880-6812, www.epplp.com

Contact for Valero: Mary Rose Brown, Corporate Communications, Valero Energy Corporation, (210) 345-2314, www.valero.com

###